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                     July 27, 2023

       Tek Che Ng
       Chief Executive Officer
       Technology & Telecommunication Acquisition Corp
       C3-2-23A, Jalan 1/152
       Taman OUG Parklane
       Off Jalan Kelang Lama
       58200 Kuala Lumpur , Malaysia

                                                        Re: Technology &
Telecommunication Acquisition Corp
                                                            Form 10-K for the
Fiscal Year ended November 30, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-41229

       Dear Tek Che Ng:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation